                                                                    EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Agreement") is entered into as of June 30, 1997 by and among Cotton Valley Resources Corporation, an Ontario corporation ("Buyer"), Cotton Valley Operating, Inc., a Nevada corporation, ("Merger Sub"), Aspen Energy Corporation, a New Mexico corporation ("Aspen"), Leon A. Romero ("Romero"), George W. Peel ("Peel"), Albert Sena ("Sena"), and Dorothy Carter ("Carter") (Romero, Peel, Sena and Carter being hereinafter collectively referred to as "Shareholders" and individually as "Shareholder").

                                    RECITALS

      A. The respective Board of Directors of Buyer, Merger Sub and Aspen have approved and declared fair to and advisable and in the best interests of their respective stockholders that Aspen merge (the "Merger") with and into Merger Sub on the terms and subject to the conditions set forth herein; and

      B. For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a)(2)(D) of the United States Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                               THE MERGER; CLOSING



1.01 The Merger.

      1.01.01 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the General Corporation Law of the State of Nevada (the "NGCL") and the New Mexico Business Corporation Act ("NMBCA"), at the Effective Time (as defined below), Aspen will be merged with and into Merger Sub, with Merger Sub being the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Buyer, and the separate corporate existence of Aspen shall cease (the Merger Sub, as the surviving corporation in the Merger being herein referred to as the "Surviving Corporation").

1.02 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Shareholders of any of the shares (the "Shares") of common stock, no par value per share, of Aspen ("Aspen Common Stock"), Buyer or Merger Sub;

         (i) The Shares issued and outstanding immediately prior to the Effective Time




AGREEMENT AND PLAN OF MERGER, Page 1
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         shall be converted into the right to receive that portion of the
         Purchase Price, as hereinafter defined, which portion will be determined as provided in Section 1.05 hereof, and

              (ii) Each share of common stock of the Merger Sub issued and outstanding at the Effective Time shall remain one share of the common stock of the Surviving Corporation.

1.03 Filing of Plans of Merger. At the Closing, the parties shall cause the Merger to be consummated by filing a duly executed Certificate of Merger with the Secretary of State of the State of Nevada, in such form as the parties determine is required by and in accordance with the relevant provisions of the NGCL and by filing a duly executed Certificate of Merger with the Secretary of State of the State of New Mexico, in such form as the parties hereto determine is required by and in accordance with the relevant provisions of the NMBCA (the date and time of the second of such filings is referred to herein as the "Effective Date" or "Effective Time").

1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under the NGCL and the NMBCA.

1.05 Consideration Purchase Price and Payment. The purchase price ("Purchase Price") shall be:

           1.05.01  $500,000 (US) which shall be paid as follows:

                  1.05.1.1    $200,000.00 (US) in cash at Closing,

                  1.05.1.2 Promissory Notes in the aggregate principal amount of $300,000.00 in the form attached hereto as Exhibit "A", and

           1.05.02 Two million five hundred eleven thousand three hundred seventeen (2,511,317) shares of, Buyer's no par value common stock ("Buyer Common Stock").

           1.05.03 Each element of the consideration set forth in Sections
           1.05.01 and 1.05.02 above shall be divided among the Shareholders and paid and delivered by Buyer to Shareholders in the following percentages:

               Name                               Percentage
               ----                               ----------
               Romero                             44.5%
               Peel                               42.5%
               Sena                               10.0%
               Carter                              3.0%
                                                  ----
               Total                               100%
                                                  ====



AGREEMENT AND PLAN OF MERGER, Page 2

     1.05.04 Each element of the consideration set forth in Sections 1.05.01 and
     1.05.02 shall be delivered to Shareholders at Closing in percentages set forth in Section 1.05.03. In the event that the Purchase Price is reduced in accordance with Section 7.02, each element of the Purchase Price shall be reduced by a percentage, the numerator of which is the dollar amount of the reduction of the Purchase Price and the denominator of which is $4,500,000. Each Shareholder will bear a portion of any such reduction in Purchase Price in the proportions set forth in Section 1.05.03 above.

1.06 Closing. The completion of the purchase and sale of the Shares as contemplated by this Agreement, as well as the physical act or acts of execution and delivery of the documents contemplated hereby and delivery of consideration as provided above (the "Closing") shall occur at the offices of Buyer at 8350 North Central Expressway, Suite M2030, Dallas, Texas, at a time and date mutually acceptable to Shareholders and Buyer on or before July 31, 1997. Also, at Closing, Shareholders shall deliver executed resignations of all officers and directors of Aspen and executed forms changing the signatures on all bank accounts, in a form reasonably acceptable to Buyer.

                                   ARTICLE II

                       OTHER TERMS AND CONDITIONS OF SALE

2.01 Shareholders Accounts Payable to Aspen. After Closing, the following Shareholders agree to deliver to Aspen and Buyer agrees to cause Aspen to accept an aggregate of two hundred seventy thousand (270,000) shares of the Buyer Common Stock in full satisfaction of the obligations owed by such Shareholders to Aspen as set forth as follows:

                        Number of Shares                    Amount of
                            of Buyer                    Obligation Owing
Shareholder              Common Stock                       to Aspen
-----------              ------------                       --------

  Romero                   139,765                           $220,000

    Peel                   111,176                           $175,000

    Sena                    19,059                            $30,000

   Total                   270,000                           $425,000



                                   ARTICLE III

                        BUYER COMMON STOCK - RESTRICTIONS

3.01 Unregistered Shares. The shares of Buyer Common Stock to be issued to Shareholders hereunder will be issued in Canada and will be transferable in Canada without registration under the



AGREEMENT AND PLAN OF MERGER, Page 3

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Canadian securities laws. However, at the time of issuance, the Buyer Common
Stock will not be registered under the Securities Act of 1933 or the securities acts of any state of the United States of America.

3.02 Investment Representations. In connection with the delivery of the Buyer Common Stock each Shareholder represents and warrants:

     3.02.01 Shareholder is purchasing the Buyer Common Stock for his own account for investment and not with the view to their distribution other than in accordance with the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated by the United States Securities and Exchange Commission thereunder, and with the Canadian Securities laws ("Canadian Laws").

     3.02.02 Shareholder understands that the shares of Buyer Common Stock have not been registered under the Act, that they must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available, and, except as set forth herein, Buyer is under no obligation to register the shares under the Act or to comply with any such exemption.

     3.02.03 Shareholder understands that so long as such action may be appropriate for compliance under the Act and Canadian Laws, Buyer may (a) place a legend, label, or sticker upon the certificates representing the Buyer Common Stock to be acquired by Shareholder referring to the investment commitment contained herein, and (b) advise the Transfer Agent for the shares (by "stop-transfer" instructions) of the representations and agreements contained herein; provided that such "stop-transfer" instructions shall not prevent the Shareholders from transferring their shares of Buyer Common Stock in Canada.

3.03 Restrictions on Sale. Shareholders agree not to sell, trade, give or transfer the Buyer Common Stock to be issued to Shareholders pursuant to Section
1.05.02 above, except as specifically provided in this Section 3.03. Shareholders agreement not to sell, trade, give or transfer the Buyer Common Stock shall terminate (i) as to 60,000 shares thereof each month beginning on September 1, 1997, and continuing the first day of each month thereafter through July 1, 1998, and (ii) as to any remaining shares on August 1, 1998. The share certificates evidencing ownership of this agreement shall bear a legend reflecting this agreement and specifically referring to this Section 3.03 of this Agreement.

3.04 Registration Statement. Buyer agrees that if at any time Buyer shall determine to make application to register any of its securities under the Act or Canadian Laws, it will upon each such determination promptly give written notice of its intention in that regard to Shareholders. Upon a written request from a Shareholder, given not more than ten days after receipt of notice from Buyer of such proposed application, Buyer will endeavor to register under the Act and Canadian Laws any Buyer Common Stock then held by any of the Shareholders. Buyer agrees to use its best efforts to the end that each registration of shares required to be made by Buyer shall become effective as



AGREEMENT AND PLAN OF MERGER, Page 4

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promptly as possible and remain effective for as long a period of time as is practicable.

3.05 Furnishing of Documents. Shareholder shall furnish to each Shareholder such reasonable number of copies of the registration statement, such prospectuses as are contained in the registration statement and such other documents as the Shareholders may reasonably request in order to facilitate the offering of the shares of Buyer Common Stock.

3.06 Amendments and Supplements. Buyer shall prepare and promptly file with the Securities and Exchange Commission (the "SEC") and promptly notify the Shareholders of the filing of such amendments or supplements to each registration statement or prospectuses contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the shares of Buyer Common Stock is required to be delivered under the Act, any event shall have occurred as a result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made not misleading. Buyer shall also advise the Shareholders promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

3.07 Duration. In the event that any registration statement filed by Buyer under this Article III becomes effective, to the extent permitted by the applicable law under which such registration statement was filed, Buyer shall use its best efforts to maintain the effectiveness of the registration statement until such time as Buyer reasonably determines, based on an opinion of counsel, that all of the Shareholders will be eligible to sell all of the shares of Buyer Common Stock then owned by the Shareholders without the need for continued registration of the shares.

3.08 Indemnification.

     3.08.01 Buyer will indemnify and hold harmless the Shareholders and their directors and officers, if applicable, and each person, if any, who controls a Shareholder within the meaning of the Act, from and against any and all losses, damages, liabilities, costs and expenses to which the Shareholders or any such controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, Shareholder will not be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished



AGREEMENT AND PLAN OF MERGER, Page 5

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by any Shareholder or such controlling person in writing specifically for use in the preparation thereof.

3.08.02 Each of the Shareholders severally and not jointly will indemnify and hold harmless Buyer and each person, if any, who controls Buyer within the meaning of the Act, from and against any and all losses, damages, liabilities, costs and expenses to which Buyer or any such controlling person may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in the registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made; not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by or on behalf of any Shareholder specifically for use in the preparation thereof.

3.08.03 Promptly after receipt by an indemnified party pursuant to the provisions of Section 3.08.01 or 3.08.02 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Sections, promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have hereunder unless the indemnifying party has been materially prejudiced thereby nor will such failure to so notify the indemnifying party relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Section 3.08.01 or 3.08.02 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment




AGREEMENT AND PLAN OF MERGER, Page 6
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     of counsel for the indemnified party at the expense of the indemnifying party.

     3.08.04 In the event any of the shares of Buyer Common Stock are sold by any Shareholder or Shareholders in an underwritten public offering consented to by Buyer, Buyer shall provide indemnification to the underwriters of such offering and any person controlling any such underwriter on behalf of the Shareholder or Shareholders making the offering all to the extent set forth in Section 3.08; provided, however, that Buyer shall not be required to consent to any such underwriting or to provide such indemnification in respect to the matters described in the proviso to the first sentence of Section 3.08.01.

3.09 Expenses of Registration. Each registration statement hereunder and all expenses associated therewith shall be at the expense of Buyer; provided, however, that Buyer shall not be obligated to bear the expense of any underwriting charges, commissions or fees with respect to the sale of the shares sold by Shareholders. The rights of registration under this paragraph may not be assigned without the expressed written consent of Buyer.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

4.01 Each Shareholder represents and warrants to Buyer and Merger Sub as to himself or herself, and not as to the other Shareholders, as follows:

     4.01.01 Authority and Enforceability. This Agreement is the valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms. Neither the execution and delivery by Shareholder of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Shareholder with any of the provisions hereof, will

          (i) result in a material default (with due notice or lapse or time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Shareholder is a party or by which Shareholder may be bound or,

          (ii) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to any Shareholder, Aspen, or any of Aspen's properties or assets.

     4.01.02 Non-Foreign Representation. Shareholder is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in Internal Revenue Code and Income Tax Regulations).




AGREEMENT AND PLAN OF MERGER, Page 7
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     4.01.3 Consents. No consents for Shareholder to enter into this agreement and consummate the actions contemplated by this Agreement are required.

     4.01.4 No liens or Encumbrances. The shares of Aspen common stock owned by Shareholders which are the subject hereof, are free and clear of all liens and encumbrances.

     4.01.5 Receipt of Buyer Reports. Each Shareholder has received and reviewed all Buyer Reports filed through the date Closing Date.

4.02 Aspen represents and warrants to Buyer and Merger Sub as follows:

     4.02.01 Organization. Standing and Power. Aspen is a corporation duly organized, validly existing and in good standing under the laws of the state of New Mexico having all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Aspen is duly qualified to carry on its business in each state identified in Exhibit "C-1" where failure to so qualify would have a materially adverse effect upon its business or properties in such state.

     4.02.02 Authority and Enforceability. This Agreement is the valid and binding obligation of Aspen, enforceable against Aspen in accordance with its terms. Neither the execution and delivery by Aspen of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance Aspen with any of the provisions hereof, will

          (i) result in a default (with due notice or lapse or time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license or agreement to which Aspen is a party or by which Aspen or any of Aspen's properties or assets may be bound, except for such defaults, terminations, cancellations or accelerations that will not have a material adverse effect on the business or properties of Aspen ("Material Adverse Effect") or,

          (ii) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Aspen or any of Aspen's properties or assets, except for violations which will not have a Material Adverse Effect.

     4.02.03 Litigation. Except as disclosed on Schedule 4.02.03, there are no actions, suits, claims, proceedings, agency enforcement actions or investigations by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or, to the Knowledge of Aspen, threatened against or affecting Aspen or any of Aspen's assets or which has affected or could affect Aspen's ability to consummate the transactions contemplated by this Agreement. "Knowledge of Aspen" means the actual conscious awareness of information by Leon Romero or George Peel.




AGREEMENT AND PLAN OF MERGER, Page 8
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4.02.04 Liability for Brokers' Fees. Buyer will not directly or indirectly incur any liability or expense as a result of any undertakings or agreements of Aspen for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby,

4.02.05 Royalties. All material royalties, overriding royalties, compensatory royalties and other material payments due from or in respect of production with respect to the oil and gas leases owned by Aspen for all periods of time prior to May 31, 1997, have been or will be properly and correctly paid by Aspen. Aspen has not received any unresolved notice from any lessor of the leases which demands compensation or reimbursement or release as a result of any alleged mispayment by Aspen of any royalties due with respect to the oil and gas leases owned by Aspen. For purposes of this Section 4.02.05, a payment shall be considered material to the extent that the failure to make such payment would result in a termination of the lease affected thereby or result in the payment of additional sums to any person.

4.02.06 Payments. All payments of any kind required to be made by Aspen to third parties under any existing contract or agreement, with regard to the Aspen properties, have been or will be properly and timely paid or provided for.

4.02.07 No Demands. Aspen has received no notice of any claimed defaults, offsets or cancellations from any lessors with respect to the oil and gas leases owned by Aspen, and to the Knowledge of Aspen there is no default existing with respect to any of (i) the oil and gas leases owned by Aspen or any express or implied term of any oil and gas leases owned by Aspen, or (ii) the contracts to which Aspen may be subject.

4.02.08 Condition of Equipment. All equipment and machinery owned by Aspen and located on the lands covered by the oil and gas leases owned by Aspen is in good operating condition, except for normal wear and tear.

4.02.09 Liabilities and Taxes. Except as noted on Balance Sheet attached hereto as Schedule 4.02.09, all liabilities, franchise taxes, federal income taxes, state income taxes, ad valorem (based on 1996 rates), real property, personal property, production, severance, excise and other all other material taxes and liabilities for which Aspen may be liable for periods of time ending prior to June 30, 1997 (the "Balance Sheet Date") have been duly and timely paid or accrued.

4.02.10 Agreements. The parties acknowledge that Aspen is in the business of acquiring, exploring and developing oil and gas interests and, in the course of carrying on such business, either executes (or assumes) and makes applicable to its interests various agreements of the types generally experienced in the oil and gas industry. The contractually binding arrangements to which Aspen and the oil and gas leases owned by Aspen are subject are of the type generally found in the oil and gas industry, do not (individually or in the aggregate) contain unusual or unduly burdensome provisions which may operate in a




AGREEMENT AND PLAN OF MERGER, Page 9
materially adverse manner with respect to the properties of Aspen and are in form and substance considered conventional within the oil and gas industry.

4.02.11 Gas Imbalances. Except as described on Schedule 4.02.11 attached hereto, Aspen has received no deficiency payments under gas contracts covering any of the oil and gas leases owned by Aspen or to which Aspen may be subject for which any party has a right to take deficiency gas from Aspen or its properties, nor has Aspen received any payments for production from the oil and gas leases owned by Aspen which are subject to refund or recoupment out of future production.
Schedule 4.02. 11 describes the extent to which Aspen is overproduced or underproduced as to any of the oil and gas leases owned by Aspen and Seller represents that there is no other imbalance existing under balancing agreements or otherwise to which Aspen is subject.

4.02.12 Absence of Changes. Except as disclosed in writing to Buyer prior to Closing, since the Balance Sheet Date, to the knowledge of Aspen, there have been no material adverse changes in the condition of Aspen's properties or wells.

4.02.13 Governmental Rules. Aspen is not in default under or in violation of:

     (a) any law, order, writ, injunction rule, regulation or degree of any governmental body, agency or court or of any commission or other administrative agency, except for violations that will not have a Material Adverse Effect, or

     (b) any material agreement or obligation to which it is a party or by which it is bound or to which it or the oil and gas leases owned by Aspen may be subject except for violations that will not have a Material Adverse Effect.

4.02.14 Contracts. With respect to the oil or gas product purchase and sale contracts and gas processing or transportation agreements to which the oil and gas leases owned by Aspen or to which Aspen is subject (the "Contracts"), except as set forth on Schedule 4.02.14:

     (a) Aspen is not obligated by virtue of any prepayment arrangement under any of the Contracts containing a "take or pay" or similar provision or a production payment or any other arrangement to deliver hydrocarbons produced from the assets owned by Aspen at some future time without then or thereafter receiving full payment therefor.

     (b) The Contracts do not call for dedications of material geographic areas at prices less than determined by reference to market indices. None of the Contracts warrant the amount of gas to be delivered. Seller is not aware of any situations relating to the Leases where deliveries of natural gas dedicated to interstate commerce have been terminated or diverted therefrom without there having been obtained




AGREEMENT AND PLAN OF MERGER, Page 10
     appropriate abandonment orders or other required regulatory approvals.

     (c) Payments for gas sold pursuant to each of the Contracts are current (subject to adjustment in accordance with the Contracts) and in accordance with the prices set forth in the Contracts.

     (d) No purchaser under any of the Contracts has communicated to Aspen (or to the Knowledge of Aspen if Aspen is not the operator), directly or indirectly, its intent to cancel, terminate or renegotiate any of the Contracts or otherwise to fail or refuse to take or pay for gas in the quantities and at the price set out in any of the Contracts whether such failure or refusal was pursuant to any force majeure, market-out or any similar provision contained in any of the Contracts or agreement or otherwise.

4.02.16 Environmental Matters. With respect to the real properties owned by Aspen now or in the past, including the properties set forth and described in Exhibit "C-1" attached hereto (collectively the "Properties"):

     (a) The Properties have been used by Aspen solely for oil and gas operations and related operations; at no time during Aspen's ownership have the Properties been used by Aspen, or, to the Knowledge of Aspen, by anyone else, for the generation, storage or disposal of a Hazardous Substance (as defined below) or as a landfill or other waste disposal site, except in compliance with Environmental Laws as hereinafter defined. To the Knowledge of Aspen, there are no Hazardous Substances currently on the Land, except in compliance with Environmental Laws. "Hazardous Substance" means any substance now or hereafter defined as a "hazardous substance" under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Section. 9601(14). "Environmental Laws" means all laws, statutes, regulations and judicial interpretations of the United States and the State of Texas or either of them, or any other governmental or quasi-governmental authority having jurisdiction, that relate to the prevention, abatement or elimination of pollution, or the protection of the environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous Materials Transportation Act and all state statutes serving similar or related purposes.

     (b) Aspen has not entered into, and, to the Knowledge of Aspen, no predecessor to Aspen has entered into, or is subject to, any agreements, consent orders, decrees, judgments, license or permit conditions, or, to the Knowledge of Aspen, other directives of governmental authorities in existence at this time based on any Environmental Laws that relate to the future use of any of the Properties or that require any change in the present conditions of any of the Properties.




AGREEMENT AND PLAN OF MERGER, Page 11

     (c) There are no actions, suits, claims or proceedings seeking money damages, injunctive relief, remedial action or other remedy, pending or, to the Knowledge of Aspen, threatened, against any of the Properties or against Aspen from its ownership or operation of the Properties and relating to the violation of, or noncompliance with, an Environmental Law; the disposal, discharge, or release of any Hazardous Substance; or the exposure of any person to any other solid waste, pollutant, chemical substance, noise or vibration.

     (d) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will violate any Environmental Law or, to the Knowledge of Aspen, require the consent or approval of any agency charged with enforcing any Environmental Law,

4.02.17 Wells. To the Knowledge of Aspen, all of the wells ("Wells") located on the Leases owned by Aspen set forth on Exhibit "C-2" have been drilled and completed substantially within the limits permitted by contract, pooling or unit agreement, and by law; and all drilling and completion of the Wells and all related development and operations have been conducted in material compliance with all applicable laws, ordinances, rules, regulations and permits. To the Knowledge of Aspen, no Well is subject to penalties on allowable after the date hereof because of any overproduction or any other violation of applicable laws, rules, regulations, or permits or judgments, orders or decrees of any court or governmental body or agency which would have a material adverse effect on Properties taken as a whole.

4.02.18 Well Status. To the Knowledge of Aspen there are no Wells located on the Properties that

     (i) Aspen is currently obligated by law or contract to plug and abandon;

     (ii) Aspen will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the Well is not currently capable of producing in commercial quantities;

     (iii) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Wells; or

     (iv) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction over the Wells.

4.02.19 Federal Leases. To the knowledge of Aspen, all federal lease accounts with respect to deferral leases secured from the United States or agencies thereof included in the Properties are current and all payments required thereunder have been made in all respects and there exist no impediments to the approval by the Minerals Management Service, and




AGREEMENT AND PLAN OF MERGER, Page 12

     Aspen has complied with all laws, rules and regulations applicable to such Leases.

     4.02.20 Non-Foreign Representation. Aspen is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations promulgated thereunder).

     4.02.21 Consents. No consents for Aspen to enter into this agreement and consummate the actions contemplated by this Agreement are required.

     4.02.23 Commitments for Expenditures. There are no outstanding authorities for expenditures (AFE's) which Aspen has received from a third party operator, but has not responded to.

     4.02.25 Expenditure Commitments. To the Knowledge of Aspen there were no commitments or proposals by third parties for the work over of any well, the drilling of a new well, installation of any equipment which would in the aggregate result in the expenditure after June 1, 1997, of more than $5,000.00.

     4.02.27 Capitalization of Aspen. Aspen has authorized 50,000 shares of common stock, 50,000 shares of which are issued and outstanding, all of which are owned and held by Sellers. There are no warrants, options, convertible debentures or any other form of securities of Aspen issued or outstanding, except for the aforementioned 50,000 shares of common stock.

4.03 Buyer and Merger Sub represent and warrant to each Shareholder and Aspen as follows:

     4.03.01 Organization, Standing and Power. Buyer is an Ontario corporation duly organized, validly existing and in good standing under the laws of the Provence of Ontario, Canada, having all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified to carry on its business in each state identified in Exhibit "C-1" where failure to so qualify would have a materially adverse effect upon its business or properties in such state. Merger Sub is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada having all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified to carry on its business in each state identified in Exhibit "C-1" A where failure to so qualify would have a materially adverse effect upon its business or properties in such state.

     4.03.02 Authority and Enforceability. The execution and delivery by Buyer and Merger Sub of this Agreement and the Notes and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Agreement is and upon the Closing the Notes will be the valid and binding obligations of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with their respective terms. This Agreement has been duly executed and




AGREEMENT AND PLAN OF MERGER, Page 13
     delivered by Buyer and Merger Sub and the Notes when executed and delivered in accordance herewith, will be duly executed and delivered. Neither the execution and delivery by Buyer and Merger Sub of this Agreement or the Notes nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer and Merger Sub with any of the provisions hereof or thereof, will

          (i) conflict with or result in a breach of any provision of Buyer or Merger Sub's certificate of organization or operating agreement,

          (ii) result in a material default (with due notice or lapse or time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of Buyer's or Merger Sub's properties or assets may be bound,

          (iii) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Buyer or Merger Sub, or Buyer's or Merger Sub's properties or assets or,

          (iv) require the consent, approval, authorization or permit of, or filing with or notification to any governmental authority or any other person.

     4.03.03 Suits. There is no suit, action, claim, investigation, proceeding, agency enforcement action or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending, or to Buyer's or Merger Sub's best knowledge, threatened against or affecting Buyer or Merger Sub or any of Buyer's or Merger Sub's assets or which has affected or could affect Buyer's or Merger Sub's ability to consummate the transactions contemplated by this Agreement.

     4.03.04 Liability for Brokers' Fees. Neither Shareholders nor Aspen will directly or indirectly incur any liability or expense as a result of any undertakings or agreements of Buyer or Merger Sub for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

     4.03.05 Buyer Qualification. Buyer is an experienced and knowledgeable investor in oil and gas properties and has the financial and business expertise to evaluate the merits and risks of the transactions contemplated by this Agreement. In entering into this Agreement, Buyer has relied solely on the express representations and covenants of Shareholders and Aspen in this Agreement, its independent investigation of and judgment with respect to, the Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of any representatives of, or consultants or advisors engaged by Shareholder.




AGREEMENT AND PLAN OF MERGER, Page 14

     4.03.06 Reports and Financial Statements. From January 1, 1996 until the date hereof, Buyer has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with the SEC, including, but not limited to any Forms 10-KSB, Forms 10-QSB, Forms 8-KSB, Forms 20-F and proxy statements (collectively, the "Buyer Reports"). As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the Buyer Reports complied in all material respects with all the rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the Buyer Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles consistently applied during the periods presented (except, as noted therein, or, in the case of the unaudited statements, as permitted by Form 10-QSB of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal audit adjustments) the financial position of Buyer as of the date thereof and the results of its operations and its cash flows for the periods then ended.

     4.03.07 Buyer Common Stock. The shares of Buyer Common Stock to be issued to Shareholders hereunder will be authorized but unissued common stock of Buyer, with no par value.

     4.03.08 Buyer's Capitalization. Buyer has authorized unlimited shares of common stock of which 12,608,806 shares will be outstanding prior to Closing. Upon consummation of the transactions contemplated hereby and the issuance and delivery of certificates representing shares of Buyer Common Stock to Shareholders such shares of Buyer Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

4.04 Notice of Breach of Representations or Warranties. Buyer, Shareholders and Aspen will immediately notify each other upon the discovery that any representation or warranty of such party is, becomes or will be untrue on the Closing Date.

4.05 Survivability. All representations and warranties contained in this Article IV shall survive Closing.


                                    ARTICLE V

                            COVENANTS PENDING CLOSING

5.01 Access. Shareholders and Aspen will give or use all reasonable efforts to cause Buyer and



AGREEMENT AND PLAN OF MERGER, Page 15
its attorneys and other representatives to be given access to the all of the books, records and properties of Aspen and to any records, documents or information of Aspen or Shareholders pertaining to Aspen and the ownership and/or operation of Aspen's properties. Such access shall be at reasonable times on prior notice. Buyer recognizes and agrees that all materials made available to it (whether pursuant to this Section or otherwise) in connection with the transaction contemplated hereby are made available to it as an accommodation, and without representation or warranty of any kind as to the accuracy and completeness of such materials. BUYER HEREBY AGREES To DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS SHAREHOLDERS AND ASPEN FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RELATING TO ANY CLAIMS RELATING TO ANY PLANT OR FIELD VISIT, OR OTHER DUE DILIGENCE ACTIVITY, CONDUCTED BY BUYER OR ANY OF ITS AGENTS, REPRESENTATIVES, AFFILIATES, SUCCESSORS, ASSIGNS, OFFICERS, REPRESENTATIVES OR DIRECTORS INCLUDING WITHOUT LIMITATION ANY LOSSES RESULTING, IN WHOLE OR IN PART, FROM THE CONCURRENT OR JOINT NEGLIGENCE OR STRICT LIABILITY OF SHAREHOLDERS OR ASPEN:

5.02 Interim Operations by Aspen. Aspen covenants that from the date hereof to the Closing Date, except (A) as provided herein, (B) as required by any existing contract or (C) otherwise consented to in writing by Buyer, Aspen will:

     5.02.01 Not (A) operate or in any manner deal with, incur obligations with respect to, or undertake any transactions relating to, its properties other than transactions (i) in the normal, usual and customary manner, (ii) of a nature and in an amount consistent with prior practice, (iii) in the ordinary and regular course of business of owning and operating its properties, and (iv) subject to the terms and conditions of this Agreement;
     (B) dispose of; encumber or relinquish any of Aspen's properties (other than relinquishments resulting from the expiration of leases that Aspen has no right or option to renew); (C) waive, compromise or settle any right or claim that would have a Material Adverse Effect; or (D) commit to any expenditure in excess of $5,000.00 net to the interest of Aspen for capital expenditures on any well.

     5.02.02 Promptly notify Buyer of any suit, lessor demand action, demand for payment by an operator or payor or other proceeding before any court, arbitrator, or governmental agency and any cause of action which relates to Aspen, the properties owned by Aspen or which might result in impairment or loss to Aspen of any portion of the properties owned by Aspen or which might hinder or impede the operation of the properties owned by Aspen.

     5.02.03 Make or give all notifications, filings, consents or approvals from, to or with all governmental authorities, and will cooperate with Buyer in obtaining the issuance, assignment or transfer, as the case may be, by each such authority of such permits as may be necessary for Buyer to own and operate Aspen and its properties following the consummation of the transactions contemplated in this Agreement; provided that Aspen shall not be required to incur any expense in connection therewith.




AGREEMENT AND PLAN OF MERGER, Page 16

     5.02.04 Maintain in effect insurance providing the same type coverage, in the same amounts with the same deductibles as the insurance maintained in effect by Aspen or its affiliates on the date hereof

5.03 Interim Operations by Buyer. Buyer covenants that from the date hereof to the Closing Date, Buyer will not (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distribution in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) purchase, redeem or otherwise acquire any shares of capital stock, or any securities of Buyer or any rights, warrants or options to acquire any such shares or other securities, (iv) adopt a plan of complete liquidation or partial liquidation or resolutions providing for or authorizing such a liquidation, or a dissolution, restructuring, recapitalization or reorganization or (v) amend its certificate, bylaws or similar organizational documents.


                                   ARTICLE VI

                              CONDITIONS TO CLOSING

6.01 Conditions to Obligations of Aspen and Shareholders. The obligations of Aspen and Shareholders under this Agreement are subject to the satisfaction at or prior to Closing, of the following conditions:

     6.01.01 All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of Closing as if such representations and warranties were made at and as of Closing.

     6.01.02 Buyer will have performed and complied with, or caused the performance of and compliance with, in all material respects, all the obligations, terms, conditions, and agreements required by this Agreement to be performed or complied with by it on or prior to Closing.

     6.01.03 Buyer shall have delivered the Purchase Price, as adjusted at the Closing, to Shareholders.

     6.01.04 As of the Closing, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain Aspen and Shareholders from consummating the actions contemplated by this Agreement or prohibit the Closing or seeking damages against Aspen and Shareholders as a result of the consummation of this Agreement.




AGREEMENT AND PLAN OF MERGER, Page 17

     6.01.05 Buyer shall have delivered to Aspen and Shareholders a certified copy of the resolutions of Buyer's and Merger Sub's boards of directors and the sole shareholder of Merger Sub authorizing the consummation of the transactions contemplated in this Agreement by Buyer and Merger Sub.

     6.01.06 Shareholders shall have received an opinion from the law firm of Weir & Foulds that the shares of Buyer Common Stock may be sold or exchanged in Canada without registration of the shares under the Canadian securities laws.

     6.01.07 The Voting Agreement in the form of Exhibit "D" shall have been fully executed and delivered by the parties thereto.

     6.01.08 The Shareholders shall have approved the merger in accordance with the NMBCA.

6.02 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction, at or prior to Closing, of the following conditions:

     6.02.01 All representations and warranties of Shareholders and Aspen contained in this Agreement shall be true in all material respects at and as of Closing as if such representations and warranties were made at and as of Closing.

     6.02.02 Shareholders and Aspen will have performed and compiled with, or caused the performance and compliance with, in all material respects, all the obligations, terms, conditions, and agreements required by this Agreement to be performed or complied with by Shareholders and Aspen on or prior to Closing, and Shareholders shall have delivered to Buyer at Closing the stock certificates representing all of the shares of Aspen.

     6.02.03 As of the Closing, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain Buyer from consummating the transactions contemplated by this Agreement or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement.

     6.02.04 Aspen shall have delivered to Buyer a certified copy of the resolutions of Aspen's Board of Directors and shareholders authorizing the consummation of the transactions contemplated in this Agreement by Aspen. And Shareholders and Aspen shall deliver to Buyer resignations of all officers and directors of Aspen.




AGREEMENT AND PLAN OF MERGER, Page 18

                                  ARTICLE VII

                             TITLE AND ENVIRONMENTAL

7.00 As to the oil and gas properties owned by Aspen set forth in Exhibits "C-1" and "C-2" (Exhibits C-1 and C-2 are collectively referred to as Exhibit "C"), this Article VII shall apply.

7.01 Defensible Title.

     7.01.01 For purposes hereof; "Defensible Title" means with respect to the Properties such title as (A) will enable Merger Sub, as Aspen's successor, to receive payment for production from a particular Lease in an amount not less than the "Net Revenue Interest" for the property as set forth on Exhibit "C", without reduction, suspension or termination throughout the productive life of wells located on the property, (except for any reduction, suspension or termination (i) caused by Aspen, (ii) that arises as a result of Permitted Encumbrances or (iii) is set forth in the Exhibit "C"); (B) will obligate Merger Sub, as Aspen's successor, to bear no greater "Expense Interest" than the Expense Interest for each of the Leases identified on the Exhibit "C" without increase throughout the productive life of such well (except for any increase (i) caused by Aspen (ii) that arises as result of Permitted Encumbrances or (iii) is set forth in the Exhibit "C"; and (C) is free and clear of all liens, encumbrances or security interests, except for Permitted Encumbrances.

     7.01.02 For purposes hereof a "Title Defect" shall be any lien, encumbrance, security interest, claim or burden, other than Permitted Encumbrances, which causes Aspen to have at Closing less than Defensible Title in the Properties. Buyer shall be entitled to a reduction in the Purchase Price due to the existence of uncured Title Defects according to the provisions of this Article VII. Such customary liens, charges, encumbrances, defects and irregularities that may exist, including, but not limited to, defects in the early chain of title such as failure to recite marital status in documents, omission of succession or heirship proceedings, lack of survey, defects that have been cured by possession and failure to record releases of liens, production payments, leases or mortgages that have expired by their terms, and other matters which would not reasonably be expected to result in claims that will materially and adversely affect Aspen's title to the Properties, shall not constitute "Title Defects" hereunder.

     7.01.03 For purposes hereof "Permitted Encumbrances" shall mean (A) liens securing payments to mechanics and materialmen, payments of taxes or claims arising by statute to secure or protect any other payment obligation that are, in each case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business and which, if contested, have been disclosed to Buyer; (B) any obligations or duties to any municipality or public authority with respect to any franchise, grant, certificate, license or permit, and all applicable law; (C) Title Defects that Buyer fails to assert in accordance with the provisions of this
     Article VII prior to the Notice Date; (D) consents to assignment by a third party or




AGREEMENT AND PLAN OF MERGER, Page 19
     governmental authority that are obtained by the Closing Date or that are customarily obtained after the consummation of transactions of the nature contemplated in this Agreement; (E) any easements, right-of-way, servitudes, permits and other rights in respect of surface operations, pipelines or the like, and easements for pipelines, power lines and other similar rights-of-way, and encroachments, on, over or in respect of any of the Leases that do not unreasonably or materially interfere with the operation of the Leases for exploration and production of hydrocarbons or related operations; (F) all royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests, calls on production and other burdens on or deductions from the proceeds of production that do not operate to (i) reduce the Net Revenue Interest ("NRI") in a Lease below that set forth in Exhibit "C" for such Lease or
     (ii) increase the Expense Interest ("WI") in a Lease above that set forth in Exhibit "C" for such Lease without a proportionate increase in the NRI for such Well; (G) the terms and conditions of the Lease(s); (H) the terms and conditions of all production sales contracts, transportation agreements, pooling agreements, unitization agreements, operating agreements, processing agreements, and all other contracts, agreements and instruments related to or utilized in connection with the properties, or the production, storage, treatment, transportation, sale or disposal of oil, gas or other hydrocarbons, mineral or substances therefrom, to the extent such contracts (i) do not reduce the NRI in a Lease below that set forth in Exhibit "C" for such Lease, (ii) do not increase the WI in a Lease above that set forth in Exhibit "C" for such Lease without a proportionate increase in the NRI for such Lease or (iii) are of the type normally entered into in the normal course of business by a reasonable, prudent owner of similar properties; (I) conventional rights of reassignment prior to abandonment; (J) any required third party consents to assignment and similar agreements and obligations with respect to which prior to Closing
     (i) waivers or consents have been obtained from the appropriate person or
     (ii) the applicable period of time for asserting such rights has expired without any exercise of such rights or (iii) arrangements have been made by the parties to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained; and (K) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Properties that individually or in the aggregate are not such as would materially adversely affect the ownership, operation, value or use of the Properties.

7.02 Environmental Condition. Buyer shall conduct investigations and inspections of the physical premises of the Properties as Buyer in its sole discretion may deem advisable. In the event that Buyer's investigations and inspections discloses an "Environmental Defect" which shall include the existence of any hazardous materials, the threatened release of hazardous materials or the violation or threatened violation of any Federal. State or local statute, rule, regulation or ordnance relating to protection of the environment. In the event that Buyer determines that an Environmental Defect exists, Buyer may (i) terminate this Agreement or (ii) give Shareholders notice of the existence of the defect and seek to negotiate a reduction of the Purchase Price as provided in the next section.

7.02 Notice of Title or Environmental Defects. Buyer shall, as soon as possible, but in no event later than seven (7) days prior to Closing (the "Notice Date"), give written notice to Shareholders




AGREEMENT AND PLAN OF MERGER, Page 20
and Aspen specifying all Title Defects and Environmental Defects for which Buyer requests a reduction in the Purchase Price and shall describe each alleged Defect with reasonable particularity and specify for each Defect the amount of reduction in the Purchase Price proposed by Buyer (the "Defect Amount"). If Buyer and Shareholders are unable to reach an agreement as to the amount of reduction of the Purchase Price for such Defect(s), Buyer will have the option to (i) close the transaction without a reduction in the Purchase Price in which case such action shall be deemed a waiver of all Defects on which an agreement to the reduction in Purchase Price has not been agreed upon, or (ii) terminate this Agreement. Failure by Buyer to timely assert a Title Defect or Environmental Defect shall be deemed an election by Buyer to waive such Defect.

7.03 Shareholder's Election to Cure. Shareholders shall have the right to elect to cause Aspen, at any time prior to Closing, whether or not to cure any asserted Title Defect or Environmental; however, any curing of a Defect shall be to the reasonable satisfaction of Buyer. The cost of curing any such Defect shall be at the sole cost of Shareholders.


                                   ARTICLE VII

                                 INDEMNIFICATION

8.01 Indemnification by Shareholders. Shareholders hereby indemnify Buyer, its directors, officers, employees and representatives, against all losses, costs, expenses, claims and causes of action ("Claims") arising from Shareholders breach of the representations or warranties contained in Sections 4.01 of this Agreement and Aspen's breach of the representations or warranties contained in Sections 4.02.03, 4.02.05, 4.02.06, 4.02.08 and 4.02.09 of this Agreement.

8.02 Indemnification by Buyer. Buyer shall assume all liability for and indemnify Shareholder, its directors, officers, employees and representatives, against all Claims arising from Buyer's breach of any of its representations or warranties.

8.03 Indemnification Procedures.

     8.03.01 Within three (3) business days after a party becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article VIII, and prior to the expenditure or approval of the expenditure of any funds, such a party will provide notice thereof in writing to the other party (a "Claim Notice") specifying the nature and specific basis for such Claim and a copy of all papers served with respect to such Claim (if any). For purpose of this Section, receipt by a party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any person or entity other than a party to this Agreement or any affiliate thereof which gives rise to a Claim on behalf of such party shall constitute the discovery of facts giving rise to a Claim by it and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section. Each Claim Notice shall set forth a reasonable description of the Claim as the indemnified






AGREEMENT AND PLAN OF MERGER, Page 21
party shall then have and shall contain a statement to the effect that the party is making a Claim pursuant to and formal demand for indemnification under, this
Article VIII. The Claim Notice must set forth the particular provision in this
Article VIII and any related provision in this Agreement pursuant to which such indemnification Claim is made.

8.03.02 The indemnifications provided by this Agreement are expressly subject to the following:

     (A) In case any legal proceeding or claim, including any investigatory proceeding, is brought or made against a party in a manner for which indemnification may be provided under Section 8.01 or 8.02, the party shall promptly notify the other party with the delivery of the Claim Notice. The party receiving such notice shall have the right to control and assume the defense of any such legal proceeding or claim, including the employment of counsel satisfactory to it. If the party receiving the notice controls and assumes the defense of any proceeding or claim, the other party shall have the right to employ separate counsel, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless the representation of both parties by the same counsel would be inappropriate due to any actual or potential conflicts of interest. No party shall be liable for the fees and expenses of more than one separate firm of attorneys at any one time for the indemnified party in connection with any one legal proceeding or claim or substantially similar related proceedings and claims.

     (B) Notwithstanding anything of the contrary in Section A above, the indemnified party shall be entitled to reasonable compensation for costs of defense, including reasonable attorneys fees, in the event that (i) the employment of separate counsel has been authorized by the indemnifying party, (ii) the indemnifying party has failed to defend diligently any Claims, or (iii) the parties to such action (including any impleaded parties) include both parties hereto, and the indemnified party has been advised by legal counsel that there may be legal defenses available to it which are different from, in addition to or inconsistent with, the legal defenses available to the indemnifying party, or that the indemnified party's interest may be adverse in whole or in part to the interest of the indemnifying party. Neither party shall except with the prior written consent of the other, pay, settle or compromise any Claim; provided, however, that the indemnifying party may settle, pay or compromise any Claim without the consent of the indemnified party if such settlement or compromise includes as an unconditional term, the release by the claimant or the plaintiff of the indemnified party from all further liability in respect to any such Claims.

     (C) If the Claim is of a sort which requires action on the part of the owners of the Properties, such as restoration of surface locations, for example, the party having knowledge or receiving notice of such Claim shall provide the indemnifying party with the appropriate Claim Notice. The indemnifying party shall have the option to respond





AGREEMENT AND PLAN OF MERGER, Page 22
     in such manner as it deems prudent to such Claim and shall make all decisions and take all action in response to the Claim. Only if the indemnifying party fails to timely and reasonably respond to such Claim may the indemnified party take such actions as are necessary to respond to the Claim.

                                   ARTICLE IX

                            LIMITATIONS OF LIABILITY

9.01 Limitation on Liability of Shareholders. Notwithstanding any other provision of this Agreement or any other agreement, instrument or document, the liability of all Shareholders, as a group, for all claims made in connection with this Agreement and the transactions contemplated herein, including, without limitation, claims made pursuant to Article VIII shall not exceed in the aggregate $2,250,000 and with respect to each Shareholder shall not exceed such Shareholder's percentage (as set forth in Section 1.05.03) of $2,250,000. Under no circumstances shall Buyer or Merger Sub assert, or shall Shareholders have, any liability in connection with this Agreement and the transactions contemplated herein for amounts in excess of $2,250,000 in the aggregate and with respect to each Shareholder shall not exceed such Shareholder's percentage (as set forth in Section 1.05.03) of $2,250,000. Buyer and Merger Sub acknowledge that the sole and exclusive remedy available to Buyer and Merger Sub for any claim or claims relating to this Agreement and the transactions contemplated herein are (i) the right to terminate this Agreement pursuant to
Section 10.01, and (ii) the right to seek damages for Claims pursuant to Section 8.01, subject to the limitations in this Article IX. Notwithstanding anything in this Agreement to the contrary, Shareholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty or covenant or obligation to be performed and complied with or any other matter of any kind unless on or before six months after the Closing Shareholders receive written notice from Buyer of a claim, specifying the factual basis of that claim in reasonable detail and the amount of liability therefor. Shareholders will have no liability (for indemnification or otherwise) with respect to the matters described in Article VIII until the total of all Claims with respect to such matters for which Shareholders are liable in the aggregate exceeds $25,000, and then only for the amount by which such Claims exceed $25,000, subject to the limitations contained in this Article IX. Additionally, notwithstanding any other provision of the Agreement, the liability of a Shareholder for breach of his or her representations in Section 4.01 shall be several and not joint and several. At the election of each Shareholder, a Shareholder may satisfy his or her obligations under Article VIII by returning shares of Buyer Common Stock with each share being credited against such liability at the market price on the date such shares are delivered to Buyer.

9.02 Damage Limitation. Notwithstanding anything to the contrary herein, in no event shall any party hereunder be liable to the other for any exemplary, punitive, special, indirect, consequential, remote or speculative damages; provided, however, that if a party hereto is held liable to a third party for any of such damages and one party is obligated to indemnity the other party for the matter that gave rise to such damages pursuant to this Agreement, then the indemnifying party shall be liable for, and obligated to reimburse the indemnified party for, such damages, subject to the damage limitations




AGREEMENT AND PLAN OF MERGER, Page 23
set forth in Section 9.01.

                                    ARTICLE X

                                   TERMINATION

10.01 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated upon written notice from the party electing to terminate this Agreement, in the following instances:

     (A) By either Buyer or Aspen if Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement or its affiliates to fully comply with its obligations hereunder) on or before July 31, 1997, or such later date as the parties may agree upon in writing (such date being the "Termination Date").

     (B) By either party pursuant to a specific provision of this Agreement providing for such termination.

     (C) By Shareholder if the conditions set forth in Section 6.02 are not satisfied in all materials respects or waived as of the Termination Date.

     (D) By Buyer if the conditions set forth in Section 6.01 are not satisfied in all material respects or waived as of Termination Date.

     (E) At any time by the mutual written agreement of Buyer and Shareholder.

10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, all further rights and obligations of the parties under this Agreement will terminate, except that the rights and obligations in Sections 12.10 and
12.11 and this Section 10.02 will survive. The parties acknowledge that, prior to Closing, the sole and exclusive remedy of any party to this Agreement with respect to a breach of a representation or warranty contained herein shall be the right to terminate this Agreement in accordance with and subject to the provisions of this Article X; provided, however, that a termination of this Agreement shall not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its covenants hereunder occurring prior to such termination. Each party hereby covenants never to institute, directly or indirectly, any action or proceeding of any kind against any other party hereto based on or arising out of, or in any manner related to, the breach of a representation or warranty contained herein if this Agreement is terminated pursuant to Section 10.01.





AGREEMENT AND PLAN OF MERGER, Page 24

                                   ARTICLE XI

                                  TAX COVENANTS

11.01 Tax Covenants. Buyer and Merger Sub covenant not to dispose of any of the assets of Merger Sub following the Merger, which would cause Merger Sub to hold less than 90% of the fair market value of the net assets and 70% of the fair market value of the gross assets which Merger Sub held immediately prior to the Merger. Buyer and Merger Sub covenant that prior to December 31, 2002, following the Merger, Buyer will not dispose of any of the stocks or securities of Merger Sub and Merger Sub will not dispose of any of the assets of Aspen acquired in the Merger other than in the "ordinary course of business" within the meaning of Treas. Reg. Section 1.367(a)-3 T(g).


                                   ARTICLE XII

                                  MISCELLANEOUS

12.01 Currency. All references herein to "dollars" or to "$" are to United States dollars.

12.02 Files and Records. At Closing Shareholders shall deliver or cause to be delivered to Buyer all original records and files, including, without limitation corporate records, corporate minute book, check books, bank statements, accounting files, regulatory files, joint interest billings, revenue files, division orders, division order files, buyers statements, payout calculations, well logs, well files, land records, contracts, maps and seismic information and all other records and files of whatever nature relating to Aspen and any properties owned at any time by Aspen.

12.03 Survival of Representation, Warranties and Covenants. Unless otherwise specified herein, the obligations and liabilities of the parties under each of their representations, warranties and covenants contained in this Agreement shall survive the Closing and the execution and delivery of the documents to be delivered at Closing and remain in full force and effect.

12.04 Notices. All communication or notices required or permitted to be given under this Agreement shall be in writing, and any communication or notice shall be deemed to have been duly made if actually delivered, including delivery by facsimile transmission, receipt of which has been duly acknowledged, or if mailed by registered or certified mail, postage prepaid, and addressed to:

                                   (A)   Buyer or Merger Sub:
                                         Cotton Valley Resources Corporation
                                         8350 North Central Expressway
                                         Suite M2030
                                         Dallas, Texas 75206

                                         Attn: Mr. James E. Hogue

                                         Telephone: (214) 363-1968
                                         Facsimile: (214) 363-4294




AGREEMENT AND PLAN OF MERGER, Page 25
                                       with a copy to:
                                       C. B. Harrison, Jr.
                                       13101 Preston Rd., Suite 400
                                       Dallas, Texas 75240

                                       Telephone:   (972) 934-0147
                                       Facsimile:   (972) 386-5705


                                (B)    Shareholders:
                                       Leon A Romero
                                       P.0. Box 8057
                                       Dallas, Texas 75205

                                       Telephone:   (214) 739-8828

                                       George W. Peel
                                       6322 Preston Crest Lane
                                       Dallas, Texas 75230

                                       Telephone:   (972) 702-9845

                                       Albert Sena
                                       5114 Sawgrass Drive
                                       Garland, Texas 75044

                                       Telephone: (972) 495-5228

                                       Dorothy Carter
                                       P.0. Box 8057
                                       Dallas, Texas 75205

                                       Telephone:  (214) 739-8828

                                       With a copy to:
                                       Michael E. Dillard, P.C.
                                       Akin, Gump Strauss, Hauer & Feld, L.L.P.
                                       1700 Pacific Avenue
                                       Suite 4100
                                       Dallas, Texas

                                       Telephone:  (214) 969-2876
                                       Facsimile:  (214) 969-4343






AGREEMENT AND PLAN OF MERGER, Page 26

                               (C)     Aspen:
                                       Aspen Energy Corporation
                                       4849 Greenville Avenue
                                       Suite 1177
                                       Dallas, Texas 75206

                                       Telephone: (214) 692-9681
                                       Facsimile: (214) 368-4684

A party may, by written notice so delivered to the other party, change the address to which communications or written notices shall be made under this Agreement.

12.05 Further Assurances. Shareholders, Aspen and Buyer agree that they will, upon request, deliver, or will cause to be executed, acknowledged and delivered, all such documents of further assurance as may be reasonably required to fully effect transfer of ownership of the Shares to Buyer and do, perform and take such further actions, as may be necessary or appropriate to carry out the intent of the transactions provided for in this Agreement. Each party shall bear its own costs in connection with the preparation or filing of any such documents of further assurance.

12.06 CHOICE OF LAW; ARBITRATION. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS. VENUE FOR ALL DISPUTES AND LITIGATION HEREUNDER OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL LIE EXCLUSIVELY IN DALLAS COUNTY, TEXAS. ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY ALLEGED BREACH HEREOF, SHALL BE SETTLED BY ARBITRATION. THE PARTIES HERETO AGREE THAT ANY SUCH CONTROVERSY SHALL BE SUBMITTED TO THREE ARBITRATORS SELECTED FROM THE PANELS OF ARBITRATORS OF THE AMERICAN ARBITRATION ASSOCIATION ("AAA") AND SHALL BE GOVERNED BY THE COMMERCIAL ARBITRATION RULES OF THE AAA, AS AMENDED AND IN EFFECT ON THE DATE A DEMAND FOR ARBITRATION IS FILED WITH THE AAA. ANY DEMAND SHALL SPECIFY A DOLLAR AMOUNT OF DAMAGES SOUGHT. ARBITRATION SHALL OCCUR IN DALLAS, TEXAS AND UPON AN AWARD RENDERED MAY BE ENTERED IN ANY UNITED STATES DISTRICT COURT OR STATE COURT IN DALLAS, TEXAS.

12.07 Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

12.08 Binding Effect. This Agreement, the Notes, and the Voting Agreement contain the entire agreement and understanding between the parties hereto with respect to the purchase and sale of the





AGREEMENT AND PLAN OF MERGER, Page 27

Shares or other transactions contemplated herein. This Agreement may not be amended or terminated except in writing, signed by the parties hereto. In the event any term or provision of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability thereof shall not affect the remaining terms and provisions of this Agreement.

12.09 Counterparts. This Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

12.10 Expenses and Fees. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall be obligated to pay the fees and expense of its counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. All other costs shall be borne by the party incurring such costs.

12.11 Confidentiality. Buyer has obtained and may continue to obtain confidential and proprietary information regarding Aspen and Buyer agrees to treat such information confidentially and not disclose such information to anyone prior to Closing without the prior written consent of Aspen.

12.12 Exhibits. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by this reference and constitute a part of this Agreement. Each party has received a complete set of Exhibits as of the execution of this Agreement. If any Exhibit inadvertently fails to list any information which had been listed on another Exhibit, such information will be deemed to be included on the appropriate Exhibit. Shareholders may, from time to time prior to or at the Closing, with the agreement of Buyer, which shall not be unreasonably withheld, supplement or amend any such Exhibit in order to correct any matter which would constitute a breach of any representation, warranty or covenant contained herein, except that the Shareholders may not amend Exhibit "C" by changing the working or net revenue interests reflected thereon and thereby cure an asserted Title Defect without making an adjustment to the Purchase Price attributable to such change. All references to any Exhibit hereto which is supplemented or amended as provided in this section shall for all purposes after the Closing be deemed to be a reference to such Exhibit as so supplemented or amended.

      IN WITNESS THEREOF, Buyer, Shareholders, Merger Sub and Aspen have duly executed this Agreement, as of the day and year first above written.


                                         Shareholders:

                                         /s/ LEON A. ROMERO
                                         ------------------------
                                         Leon A. Romero


                                         ------------------------



AGREEMENT AND PLAN OF MERGER, Page 28

                                         /s/ GEORGE W. PEEL
                                         -------------------------------------
                                         George W. Peel


                                         /s/ ALBERT SENA
                                         -------------------------------------
                                         Albert Sena


                                         /s/ DOROTHY CARTER
                                         -------------------------------------
                                         Dorothy Carter


                                         Aspen:

                                         Aspen Energy Corporation


                                         By: /s/ [ILLEGIBLE]
                                            ----------------------------------
                                         Buyer:

                                         Cotton Valley Resources Corporation


                                         By: /s/ EUGENE A. SOLTERO
                                            ----------------------------------
                                         Eugene A. Soltero,
                                         Chief Executive Officer

                                         Merger Sub:

                                         Cotton Valley Operating, Inc.


                                         By: /s/ JAMES E. HOGUE
                                            ----------------------------------
                                         James E. Hogue, President



AGREEMENT AND PLAN OF MERGER, Page 29

                             EXHIBITS AND SCHEDULES

Exhibit "A"              Form of Promissory Note

Exhibit "B"              There is no Exhibit "B"

Exhibit "C-1"            Description of Oil and Gas Leases

Exhibit "C-2"            Listing of wells, net revenue and working interests

Exhibit "D"              Voting Agreement

Schedule 4.02.03         Litigation

Schedule 4.02.09         Liabilities and Taxes

Schedule 4.02.11         Gas Imbalances

Schedule 4.02.14         Contracts




AGREEMENT AND PLAN OF MERGER, Page 30